ARTICLES OF ASSOCIATION

OF

SHANGHAI JUNENG FUNCTIONAL FILM COMPANY, LTD.

In accordance with the "Company Law of the People's Republic of China" (hereinafter referred to as “Company Law”) and the relevant laws and regulations, Shiner International, Inc. and Shanghai Shifu Film Material Co., Ltd. set up a joint venture， Shanghai Juneng Functional Film Company, Ltd. (hereinafter referred to as “Shanghai Junneng”), the Articles of Association hereby is formulated. If and when these provisions clash with the relevant law, the law will be given precedence.

The Name and Address of the Joint Venture Company

Article 1

The name of the joint venture company shall be Shanghai Juneng Functional Film Company, Ltd.

Article 2

The Legal address of the joint venture company is at Room 317, 3rd Floor, No. 1800 Lane, Xinsongjiang Road, Songjiang District, Shanghai.

Chapter 1 Scope and Scale of the Business

Article 3 Scope and Scale of the Business

Wholesale and retail of plastic film materials (expect agricultural films), packaging materials, chemicals (except dangerous chemicals, controlled chemicals, fireworks, explosives for civil purpose, precursor chemicals), labels, anti-counterfeit products; import and export practices of products and technologies.

Chapter 2 The Registered Capital

Article 4

The registered capital is: 1 million RMB

The paid-in capital is: 1 million RMB

The increase or decrease of registered capital of the Company shall be carried out after the shareholders’ meeting and the granting of approval from more than 2/3 of the total shareholders with voting power.  As for the decrease of the registered capital, the creditors shall be informed within 10 days after the resolution and an announcement shall be made on newspapers within 30 days after the resolution. The Company shall apply for the alteration of its registration with the original company registration authority.

Chapter 4 Names of Shareholders, Ways and Amounts of the Capital Contribution

Article 5

Name of Shareholder	Way of the Capital Contribution	Amount and Proportion of the Capital Contribution	Time of the Capital Contribution
Shiner International, Inc.	currency	700,000 RMB, 70%	Before the founding of the Company

Shanghai Shifu Film Material Co., Ltd.	currency	300,000 RMB, 30%	Before the founding of the Company

Article 6
After the founding of the company, the certifications of the capital contribution shall be sent to shareholders.

Chapter 5 Rights and Obligations of Shareholders

Article 7
A holder of ordinary shares of the Company shall enjoy the following rights:
(1) To receive dividends and other forms of profit distribution in accordance with the number of shares he holds;
(2) To supervise the business operation and activities of the Company;
(3) To elect or be elected to be the director or supervisor;
(4) To receive dividends or transfer shares in accordance with laws, administrative regulations and the provisions of these Articles of Association;
(5) Priory to purchase the stocks transferred by other holders;
(6) Priory to purchase the newly increased shares of the Company;

(7) To participate in the distribution of the remaining assets in accordance with his shareholding upon the dissolution or liquidation of the Company;
(8) To examine the minutes of shareholders’ meetings and the financial reports;
A holder of ordinary share(s) of the Company shall undertake the following obligations:
(1) To observe these Articles of Association;
(2) To pay the paid-in funds on schedule;
(3) To assume the debts in accordance with the amount of the paid-in funds;
(4) After the founding of the Company, shareholders shall not draw out the capital illegally.

Chapter 6 The Conditions for Stock Transfer

Article 9 Part or all of the stocks can be transferred among shareholders.

Article 10 Stock transfer shall be passed in shareholders’ meeting.

For transferring the stocks to other people other than other shareholders of the Company, a shareholder must get the consent of the simple majority of the shareholders. Where a shareholder intends to transfer his equity to a person other than a shareholder, the matter shall be subject to consent by more than half of the other shareholders. If more than half of other shareholders disagree to the transfer, the dissenting shareholders shall purchase the equity to be transferred.

After the stock transfer, the name, address and the amount of contribution of the recipients shall be recorded in the stock transfer books.

Chapter 7 Organizational Structure of the Company, Powers, Rules of Procedures

Article 12

The shareholders’ general meeting is compromised by all the shareholders, and is the governing body of the Company and it shall exercise the following powers:

（1）to determine the business policies and investment plans of the Company;
（2）to elect and replace directors and to determine the compensation of the directors;
（3）to elect and replace supervisors who represent the shareholders and to determine the compensation of such supervisors;

（4）to examine and to approve the report of the board of directors;
（5）to examine and to approve the report of the supervisory committee;
（6）to examine and to approve the annual financial budgets and final accounts of the Company;
（7） to examine and to approve the plans for profit distribution and making up of losses of the Company;
（8）to resolve on the increase or reduction in the registered capital of the Company;
（9）to resolve on the issue of debentures by the Company;
（10）to resolve on the stock transfer from shareholders to others;
（11）to resolve on matters such as merger, division, dissolution and liquidation, etc. of the Company;
（12）to amend these Articles of Association.

Article 13

The first shareholders' meeting is convened and presided over by the shareholder whose capital contribution is the largest.

Article 14

Shareholders exercise voting rights at shareholders' meetings in accordance with the proportions of their capital contributions.

Article 15

Shareholders’ general meetings shall be divided into annual general meetings and extraordinary general meetings and shall be announced to all of the shareholders before the meeting convenes. The shareholders’ general meetings shall be convened by the board of directors.  Annual general meetings shall be convened once every year, and the extraordinary general meetings shall be convened by the shareholders with more than 1/10 voting right and 1/3 directors, board of supervisors or the supervisor in which the Company is without the board of supervisors. In case of absence of the meeting, the director shall entrust another person to attend and vote for him with a trust deed.

Article 16

A shareholders’ general meeting shall be convened and presided by the chairman of the board of directors. If the chairman of the board of directors cannot attend the meeting, the supervisor shall convene and take the chair of the meeting; if both the chairman and the supervisor cannot attend the meeting, the board of directors holding 10% of shares may convene and take the chair of the meeting.

Article 17

Resolutions on the official businesses discussed in the shareholders’ meeting, on an increase or reduction of the share capital of the Company, merger, division, dissolution or liquidation, on amending the articles of association must be agreed by shareholders representing over two-thirds of the voting rights. The board of shareholders shall be responsible for determining whether the resolutions shall be final and the same shall be announced at the meeting and recorded in the minutes of the meeting.

Article 18

While there is no board of directors, the executive director is appointed by the board of shareholders. The term of office is three years. And term of office expires may be re-elected. Prior to expiration of the executive director's term, the board of shareholders may not remove him without cause. The executive director is the legal representative of the company and responsible for shareholders’ meetings.

The executive director shall perform the following functions:
（1）To host the shareholders’ meeting, to organize the implementation of the resolutions of the shareholders’ meeting, to report to board of shareholders;
（2）To execute the resolutions of shareholders’ meeting;
（3）To decide the operation plans and the investment projects of the Company;
（4）To formulate the annual financial plans and final settlements;
（5）To formulate the profit distribution plans and deficit cover plans;
（6）To formulate the registered capital increase or reduction plans;
（7）To draft the solutions of merger, division, dissolution and liquidation, etc. of the Company;
（8）To prepare the internal management system of the Company;

（9）To nominate or vote the general manager, to propose the appointment or dismissal of the deputy general manager(s) and the financial controller of the company, determine the compensation in accordance with the nomination of the general manager;
（10）To formulate basic rules and regulations of the Company;
（11）To perform the umpirage and right of disposal under the circumstance of emergencies such as natural calamities and wars, etc., while the umpirage and right of disposal must accord with the benefits of the company and shall be reported to the board of shareholders.

Article 19

The supervisor is appointed by the board of shareholders; the term of office is three years. And term of office expires may be re-elected.

Article 20

The Supervisor shall perform the following functions:
（1）to inspect the financial position of the Company;
（2）to supervise the acts of the directors, and higher management of the Company who contravene the laws, administrative regulations or these Articles of Association in discharging their duties;
（3）to require the directors, and higher management of the Company to rectify their acts which have prejudiced the interests of the Company;
（4）to propose the convening of an extraordinary shareholders’ meeting; to convene and preside over the meeting of the board while the executive director cannot perform the functions or fails to do so;
（5）to put forward proposals at the shareholders’ meeting;
（6）to represent the Company in instituting legal proceedings against the directors and higher management, to supervise shareholders’ meetings and board meetings in accordance with Article 152 of the Company Law.

Article 21

No executive director or higher management may concurrently serve as a supervisor of a company.

Chapter 8 The Legal Representative of the Joint Venture

Article 22

The executive director is the legal representative of the Company, his term of office is three years. He is appointed by the board of shareholders. The term of office expires may be re-elected.

Chapter 9 Finance, Accounting, Profit Sharing and Employment System

Article 23

The Company shall establish the financial accounting system of the Company in accordance with laws, administrative regulations and the provisions of the PRC accounting standards formulated by the financial supervisory authorities of the State Council. The Company shall prepare a financial report at the end of each accounting year and the recognized accounting firm shall audit the financial report and provide a written report which shall be submitted to the shareholders by March 31 of the second year.

Article 24

The profit sharing of the joint venture company shall be handled in accordance with the Company Law and the relevant laws and regulations formulated by the Ministry of Finance of the People's Republic of China.

Article 25

The employment system of the joint venture company shall be handled in accordance with the relevant laws and regulations formulated by the Ministry of Labor of the People's Republic of China.

Chapter 10 the Causes for the Dissolution and the Methods for Liquidation

Article 26

The operating period is 20 years since the issuance of the Business License for the Legal Person.

Article 27

When the following situations happened, either party have right to terminate the joint venture:
（1）The term of business operation as stipulated by the articles of association expires or any of the matters for dissolution as stipulated in the articles of association of the Company appears;

（2）The shareholders' meeting decides to dissolve it;
（3）Dissolution is required due to merger or division of the Company;
（4）Business license be revoked in accordance with the law, ordered to turn off or been revoked;
（5）Inability to continue operations due to heavy losses caused by the Force Majeure;
（6）To declare bankruptcy;
（7）The Company encounters any other kinds of serious difficulties in its business management, and the continuous existence of the company will cause major damage to the interests of shareholders. The shareholders with 1/10 of the voting rights can ask for the People’s Court for dissolution.

Article 28

Upon the termination of the joint venture company, the board of directors shall work out procedures and principles for the liquidation, nominate candidates for the liquidation group for liquidating the assets of the joint venture company. On completion of the liquidation, the liquidation group will work out a liquidation report which will be carried out upon the approval of the board of directors. The joint venture company shall submit a liquidation report to the original examining and approving authority, go through the formalities for nullifying its registration in the original registration office and hand in its business license, at the same time, make an announcement to the public.

Chapter 11 Other Provisions

Article 29

The Company may amend these Articles of Association pursuant to laws, administrative regulations and the provisions of these Articles of Association. If and when these provisions clash with the relevant law, the law will be given precedence. The amended articles of association shall be submitted to the original registered authority and the amended articles shall be registered for changing to the original registered authority.

Article 30

Explanation of the articles of association is subject to board of shareholders.

Article 31

The article of association is formulated, signed (or sealed) by both two contributors

Article 32

The article of association is in four (4) originals, two (2) for shareholders and one (1) for the registered authority, one (1) for the company.

It should be signed or sealed by general shareholders.

Shanghai Juneng Functional Film Company, Ltd.

June 28, 2010